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                                                                   EXHIBIT 10.12


                               EMPLOYMENT CONTRACT


                                     between



                            DataTRAK Deutschland GmbH
                           Am Propsthof 80, 53121 Bonn

                         - named,,DataTRAK" hereafter -


                                       and

                               Dr. Wolfgang Summa
                              Born on 9 March 1964
                              Endenicher Allee 124
                                   53121 Bonn
                     - referred to as,,employee" hereafter-





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                                    SECTION 1
                               START OF EMPLOYMENT

1.    The start of employment will be effective from 1 January 1998.

                                    SECTION 2
                                  SCOPE OF WORK

1.    The employee will be employed as "Manager Operations".

2. DataTRAK reserves the right to assign to the employee another reasonable work according to his former background and his abilities and/or to relocate him to another working place or to another area. In that case the current salary has to be paid on.

3. Although the assignment of the employee requires in general an independent way of working he has to determine the importance of an assignment not without the agreement of his superior and to inform his superior about planned actions and give him an update.

                                    SECTION 3
                                  WORKING TIME

1.    The current general working time is up to 40 hours a week.

2. The employee is obliged to do overtime as far as this is according to legal regulations and it is required by the operational circumstances.

3. 15 hours of overtime are included within the gross salary. For all further hours of overtime the overtime regulations will be effective.

                                    SECTION 4
                                     SALARY

1. The employee receives for his work a monthly gross salary of 9.700,-DM (in words: nine thousand and seven hundred) due and payable on the last day of month.

2. With these earnings all financial claims of the employee are covered including also the transfer of all rights for use, utilization and performance prevention (see ss. 10) as far as the employee causes them by his work. Covered are also activities outside the normal working hours especially on Sundays or holidays. This is also effective for work, which

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      the employee renders for other companies, which are economical or organizational, connected to DataTRAK.

                                    SECTION 5
                          SPECIAL PAYMENTS AND BENEFITS

1. Bonus, Gratification or similar payments ("Incentives") are voluntary payments. Even if they have been paid consecutively several years without a special reservation no legal claim can be derived. With this special payment an incentive for the future activity within the company should be created. From such voluntary payments the employee can be excluded in general order partly if e.g. he has caused serious complains during the last year or if he works under a cancelled employment.

2. The salary for the running year will be agreed on with the superior considering the achievement of objectives for the last year in February at latest.

3.    Incentives of DataTRAK

      a)   SAVING SCHEME
           As employers contributions to tax-deductible savings schemes DM 78,- will be paid monthly under presentation of a corresponding contract.

      b)   CONTRIBUTION TO SICKNESS BENEFIT
           In the case of disability not caused by own fault DataTRAK grants to the employee following the legal continuation of payment according to ss. 8 No. 1 a supplement to the sick benefit to the amount of the balance between sick benefit of the legal Health Insurance (local
           AOK) and 100% of monthly net income for the period of 3 months in total. The net income is the monthly salary deducted with the legal duties.

      c)   EDUCATION
           DataTRAK grants five working days per year for the participation in internal and external training courses, which have been adjusted as reasonable by DataTRAK. This is not valid for employees who are in a cancelled employment or who have concluded an annulling contract.

      d)   ACCIDENT INSURANCE
           DataTRAK concludes in favor of the employee a private accident insurance for the duration of his employment. The sum insured is in case of invalidity DM 250.000,00 an in case of death DM 50.000,00. The insurance converage starts on presentation of the insurance policy.


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      All incentives mentioned above (a - d) are voluntary benefits from which no legal claim can be derived for the future although they have been granted for a longer period. With these benefits an incentive for the future activity within the company should be given. Therefore there only granted for the duration of employment.

                                    SECTION 6
                       ATTACHMENT AND ASSIGNMENT OF SALARY

1.    The employee is not allowed to attach or to assign his salary.

2. The employee has to pay for any costs arising out of the attachment or assignment of the salary.

                                    SECTION 7
                                    VACATION

1.    The employee has the right to take 30 days of vacation at present.

2. The period of vacation has to be agreed with the superior so that the business situation and urgency of present operations will be considered. It is agreed that a vacation lasting more than three weeks has to be authorized by the Management.

                                    SECTION 8
                INABILITY TO WORK AND PAYMENT IN CASE OF ILLNESS

1. If the employee cannot perform his job due to illness without his own fault he will receive his salary (100%) according to legal regulations for a period of 6 weeks

2. The employee assures that he will inform DataTRAK immediately in case of inability to work about the illness and the expected duration. The employee has to point out any existing working deadlines as far as his health condition allows it.

3. The employee has to present a medical attestation about the work inability and the expected duration before the expiration of the third day after start of illness. If the illness lasts longer than indicated in the attestion the employee has to present a new medical attestation within three days.

4. The employees is obliged to inform DataTRAK about the following characteristics of his work inability if applicable:


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      - if the inability of work is an illness with continuation;
      - if a third person has caused culpably the impairment of health und therefore is liable for the damages. The employee has to name the third person and to pass on all necessary information about the preconditions of the damage claim. If legal the employee assigns all claims for damage arising from the culpable behavior of the third person to DataTRAK. DataTRAK agrees to this assignment.

5. The employee declares that he is able to work, not suffering from an infectious illness and that no other circumstances will aggravate or disable him to execute the contracted tasks. The employee declares also that he is not underlying the legal regulations for Handicapped Persons at the date of contract signing. As soon as the conditions should occur later he will inform DataTRAK immediately.

                                      SECTION 9
                                 CONFIDENTIALITY

1. The employee assures that he will treat all known affairs and activities about which he has been informed during his employment at DataTRAK as confidential also after his termination of employment. On termination of the employment he has to hand over unasked all documents, statistics and any other documentation to DataTRAK. The confidentiality agreement comprises also the interdiction to make any copies or similar records of the returned documents.

2. On violation of these regulations the employee is fully liable for all damages arising.

                                   SECTION 10
                         RIGHTS OF USAGE AND UTILIZATION

1. For the treatment of protective inventions the legal regulations are valid.

2. For all possible editor rights, which the employee has gained from the employment by the execution of his contractual duties, the employee grants DataTRAK a temporal, local and textual non-limited, exclusive, comprehensive and transferable right of use. This is also valid for computer programs and other know-how. The transfer of these rights is covered by the payment under Section 4.

3. A transfer of these rights by the employee to a third person is excluded. If the employee violates the duty of the first sentence he fully liable to DataTRAK for the arising damage.


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                                   SECTION 11
                                    SIDE JOB

1. The employee is only allowed to have a side job with the previous written approval of DataTRAK.

2. The approval will denied if the contractual performance will be impaired by the side job, if competition interests of DataTRAK will be touched or if the side job is within the vacation time.

                                   SECTION 12
                            TERMINATION OF EMPLOYMENT

1.    Before start of employment a general termination of contract is excluded.

2. The notice of termination has to be in writing. The period of notice for both sides is 3 months to the end of a quarter.

2. After effected declaration of termination DataTRAK can exempt the employee from his job performance by further payment of his salary.

4. The right of instant dismissal for important reason is not affected. Paid side jobs, which DataTRAK, has not approved, are applied as important reason, which entitles the instant dismissal.

5. The employee and DataTRAK agree that the employment ends by the end of the month in which the employee has his 65th anniversary. The employee will confirm this regulation in writing within the last years before his retirement when he makes the application for pension. About this duty the employee has been informed and educated. In any case the employment terminates without notice by the end of the month in which the employee reaches the obliging pension limit according to the valid regulations of the legal pension insurance.

                                   SECTION 13
                                OTHER REGULATIONS

1.    Further parts of this contract are:

      Attachment 1 = Declaration of data protection


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      Attachment 2 = Leaflet Data Protection Act (BDSG)

                                   SECTION 14
                      SIDE AGREEMENT AND CHANGE OF CONTRACT

1. There are not existing side agreements to this contract. Changes and amendments have to be in writing.

3. Should a regulation of this contract become unvalid the rest of the contract is not affected. The unvalid regulation will be replaced by a valid one, which is closest to the economical, forced.

4. For legal actions arising from the employment, their termination and procedure the industrial court of Bonn is responsible as place of jurisdiction for the place of performance.

4. Possible claims arising from the employment, its termination and procedure have to be enforced in writing within 6 weeks after maturity and in case of refusal within 2 weeks enforced by court. If not the claims will expire.



Bonn, den    January 13, 1998                    Bonn, den    January 13, 1998
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      /s/ Patrick G. Chassaigne                  /s/ Wolfgang Summa
---------------------------------                -------------------------------
                DataTRAK